Exhibit 99

[DOMINION LOGO]

DOMINION ESTIMATES HURRICANE ISABEL
COST AT $128 MILLION AFTER-TAX

RICHMOND, Va., Oct. 13, 2003 - Dominion (NYSE: D) today identified $128 million as its estimated after-tax cost stemming from the company's storm restoration efforts following Hurricane Isabel. This estimate includes $91 million incurred through the end of the third quarter. It includes an additional $37 million expected to be incurred in the fourth quarter, including post-restoration clean-up costs.

Of the $91 million incurred in the third-quarter, Dominion estimates about $80 million after tax, or about 25 cents per share, was expense and the remainder, $11 million net of current and future tax benefits ($18 million before tax benefits) was capital. Of the $37 million expected to be incurred in the fourth quarter, Dominion estimates about $33 million after tax, or about 10 cents per share, will be expense and the remainder, $4 million net of current and future tax benefits ($7 million before tax benefits) will be capital.

Dominion will recognize the expensed portions of the storm restoration effort as a special charge excluded from its operating earnings. Management believes the unique and extraordinary effects of Hurricane Isabel require the exclusion of storm costs from operating earnings to provide investors with accurate year-to-year earnings comparisons.

Therefore, Dominion re-affirms its operating earnings estimates of $4.60 to $4.80 per share for the full year 2003.

Management is not yet able to estimate a corresponding equivalent to 2003 earnings based on Generally Accepted Accounting Principles (GAAP). In addition to differences between GAAP earnings and operating earnings reported previously, management is aware of other potential differences that have not yet been quantified, including those that may result froms newly issued accounting standards.

In addition to the restoration, repair and clean-up costs, Dominion estimates that lost margin due to customer outages totaled about $12 million after-tax.

Eighty percent of Dominion's electric customers, or about 1.8 million homes and businesses, lost power as a result of the storm. Service was restored in 2 weeks with the largest workforce ever assembled by the company.

Dominion will not seek an increase in its Virginia or North Carolina base rates to recover the expensed costs. Dominion's base electric rates in Virginia are capped until July 1, 2007, and until Jan. 1, 2006, in North Carolina, where the company serves northeastern areas including the Outer Banks.

Dominion assembled more than 12,000 people, including crews from utilities in 22 states and Canada, to restore service. The bulk of hurricane restoration expenses were for the mutual aid crews that came from other energy companies to assist and additional contractors for line repair, as well as tree and brush clearing.

Dominion used a year's supply of poles, cross arms and transformers in just 10 days and about four years' worth of some other materials, such as secondary wire and insulators.

During the restoration process, Dominion replaced:

  10,700 power poles
  14,600 pole cross arms
  13,000 spans of wire
  7,900 transformers

Dominion is one of the nation's largest producers of energy, with an energy portfolio of more than 24,000 megawatts of generation, 6.3 trillion cubic feet equivalent of proved natural gas reserves and 7,900 miles of natural gas transmission pipeline. Dominion also operates the nation's largest underground natural gas storage system with more than 960 billion cubic feet of storage capacity and serves 5 million retail energy customers in nine states. For more information about Dominion, visit the company's web site at www.dom.com.

This release contains forward-looking statements including our expectations for 2003 earnings that are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, estimates of proved and unproved reserves and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, economic conditions in the company's service area, fluctuations in energy-related commodity prices, changes to rating agency requirements and ratings, changing financial accounting standards, trading counter-party credit risks, risks related to energy trading and marketing, costs associated with successfully executing the company's exit from the telecommunications business, estimation of the total cost of Hurricane Isabel, including the portion of such cost that will be capitalized and the portion that will be expensed, and other uncertainties. Other risk factors are detailed from time to time in the company's Securities & Exchange Commission filings.

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Media Contacts:	Mark Lazenby	(804) 819-2042
	Hunter Applewhite	(804) 819-2043

Analyst Contacts:	Tom Wohlfarth	(804) 819-2150
	Joe O'Hare	(804) 819-2156
	Laura Edge Kottkamp	(804) 819-2129